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                                                                      EXHIBIT 10


[COMERICA LOGO]

                                CREDIT AGREEMENT


THIS CREDIT AGREEMENT is made and delivered to be effective as of January 31, 2002, by and between DOCUCORP INTERNATIONAL, INC., a Delaware corporation (herein referred to with all successors, assigns and/or personal representatives as the "Borrower"), and COMERICA BANK-TEXAS (herein referred to with its successors and assigns as the "Bank"). For and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below. The singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

         "AFFILIATE" shall mean, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AFFILIATE RECEIVABLES" shall mean, as of any time of determination, any amounts in respect of loans or advances owing to Borrower or another Loan Party from any of its Subsidiaries or Affiliates (other than Affiliates which are Guarantors of all Indebtedness) at such time.

         "AGREEMENT" shall mean this Credit Agreement, including all addenda, exhibits and schedules now or hereafter made a part hereof, as the same may be amended from time to time.

         "APPLICABLE INTEREST RATE" shall mean, with respect to the Indebtedness from time to time outstanding under any promissory note or other Loan Document evidencing the Indebtedness, the rate or rates provided in such note as the applicable interest rate.

         "CAPITAL EXPENDITURE" shall mean any expenditure by a Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to (a) or (b) above.

         "CASH EQUIVALENT" shall mean:

                  (a) securities issued directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof);

                  (b) demand and time deposits and certificates of deposits, commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $100,000,000;

                  (c) commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent by Moody's Investors Service, Inc.;

                  (d) repurchase obligations with a term of not more than seven
         (7) days for underlying securities of the types described in clause (a) above entered into with any commercial bank meeting the specifications of clause (b) above;

                  (e) banker's acceptances;

                  (f) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (a) through (e) above;


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                  (g) up to $3,000,000 in short-term notes of Safeguard
         Scientifics, Inc.

         and in the case of each of (a), (b) and (c) maturing within one year after the date of acquisition.

         "CHANGE OF CONTROL" shall mean:

                  (a) any sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the Borrower's assets, on a consolidated basis, in one transaction or a series of related transactions, to any "person" (including any group that is deemed to be a "person"); or

                  (b) the Continuing Directors cease for any reason to constitute a majority of the Borrower's Board of Directors then in office.

         "COLLATERAL" shall mean all property, assets and rights in which a Lien or other encumbrance in favor of or for the benefit of Bank is or has been granted or arises or has arisen, or may hereafter be granted or arise, under or in connection with any Loan Document, or otherwise, to secure the payment or performance of any portion of the Indebtedness.

         "CONTINUING DIRECTORS" shall mean during any period of 12 consecutive months after the date hereof, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Borrower, if such agreement was approved by a vote of such majority of directors).

         "CURRENT ASSETS" shall mean, in respect of a Person and as of any applicable date of determination, all current assets of such Person determined in accordance with GAAP.

         "CURRENT LIABILITIES" shall mean, in respect of a Person and as of any applicable date of determination, all liabilities of such Person that should be classified as current in accordance with GAAP and all amounts then outstanding under the Revolving Note, regardless of whether such amounts are classified as current, but excluding deferred revenue.

         "CURRENT RATIO" shall mean, in respect of a Person and as of any applicable date of determination thereof, the ratio of Current Assets to Current Liabilities.

         "DEBT" shall mean, as of any applicable date of determination thereof, all liabilities of a Person that should be classified as liabilities in accordance with GAAP. In the case of Borrower, the term "Debt" shall include, without limitation, the Indebtedness.

         "DEBT-TO-TANGIBLE NET WORTH RATIO" shall mean, with respect to any Person, and as of any applicable date of determination thereof, the ratio of (a) the total Debt of such Person less the total Subordinated Debt of such Person to (b) the Tangible Net Worth of such Person."

         "DEFAULT" shall mean, any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

         "EBITDA" shall mean, with respect to any Person, and as to any applicable period of determination, the Net Income of such Person for such period before deduction for interest expense (determined in accordance with GAAP), income taxes (and other taxes of such Person determined by reference to the income or profits of such Person) and the amount of depreciation and amortization expense of such Person.

         "ENVIRONMENTAL LAW(s)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to Hazardous Materials or otherwise intended to regulate or improve health, safety or the environment, including, without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called


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         "superfund" or "superlien" law, pertaining to Hazardous Materials on or about any of the Collateral, or any other property at any time owned, leased or otherwise used by any Loan Party, or any portion thereof, including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at anytime hereafter in effect.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

         "EVENT OF DEFAULT" shall mean any of those conditions or events listed in Section 6.1 of this Agreement.

         "GAAP" shall mean generally accepted accounting principles consistently applied.

         "GOVERNMENTAL AUTHORITY" shall mean the United States, each state, each county, each city, and each other political subdivision in which all or any portion of the Collateral is located, and each other political subdivision, agency, or instrumentality exercising jurisdiction over Bank, any Loan Party, any of the Indebtedness or any Collateral.

         "GOVERNMENTAL REQUIREMENTS" shall mean all laws, ordinances, rules, and regulations of any Governmental Authority applicable to any Loan Party, any of the Indebtedness or any Collateral.

         "GUARANTOR(s)" shall mean, as the context dictates, any Person(s) (other than the Borrower) who shall, at any time, guarantee or otherwise be or become obligated for the repayment of all or any part of the Indebtedness.

         "HAZARDOUS MATERIAL" shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in, or for purposes of, any Environmental Law(s).

         "INDEBTEDNESS" shall mean all obligations and liabilities of any Loan Party to Bank under any Loan Document, together with all other indebtedness, obligations and liabilities whatsoever of Borrower to Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, voluntary or involuntary, known or unknown, or originally payable to Bank or to a third party and subsequently acquired by Bank including, without limitation, any: late charges; loan fees or charges; overdraft indebtedness; costs incurred by Bank in establishing, determining, continuing or defending the validity or priority of any Lien or in pursuing any of its rights or remedies under any Loan Document or in connection with any proceeding involving Bank as a result of any financial accommodation to Borrower; debts, obligations and liabilities for which Borrower would otherwise be liable to the Bank were it not for the invalidity or enforceability of them by reason of any bankruptcy, insolvency or other law or for any other reason; and reasonable costs and expenses of attorneys and paralegals, whether any suit or other action is instituted, and to court costs if suit or action is instituted, and whether any such fees, costs or expenses are incurred at the trial court level or on appeal, in bankruptcy, in administrative proceedings, in probate proceedings or otherwise; provided, however, that the term Indebtedness shall not include any consumer loan to the extent treatment of such loan as part of the Indebtedness would violate any Governmental Requirement.

         "LETTER OF CREDIT" shall mean a letter of credit issued by the Bank for the account of and/or upon the application of the Borrower in accordance with this Agreement, as such Letter of Credit may be amended, supplemented, extended or confirmed from time to time.

         "LETTER OF CREDIT LIABILITIES" shall mean, at any time and in respect of all Letters of Credit, the sum of (a) the aggregate amount available to be drawn under all such Letters of Credit plus (b) the aggregate unpaid amount of all Reimbursement Obligations then due and payable in respect of previous drawings under such Letters of Credit.

         "LIEN" shall mean any valid and enforceable interest in any property, whether real, personal or mixed, securing an indebtedness, obligation or liability owed to or claimed by any Person other than the owner of such property, whether such indebtedness is based on the common law or any statute



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         or contract and including, but not limited to, a security interest, pledge, mortgage, assignment, conditional sale, trust receipt, lease, consignment or bailment for security purposes.

         "LOAN DOCUMENTS" shall mean collectively, this Agreement, any promissory notes evidencing Indebtedness, any approved subordination agreement, any reimbursement agreement or other documentation executed in connection with any Letter of Credit, and any other documents, instruments or agreements evidencing, governing, securing, guaranteeing or otherwise relating to or executed pursuant to or in connection with any of the Indebtedness or any Loan Document (whether executed and delivered prior to, concurrently with or subsequent to this Agreement), as such documents may have been or may hereafter be amended from time to time.

         "LOAN PARTY" shall mean Borrower, each of its Subsidiaries (whether or not a party to any Loan Document) and each other Person who or which shall be liable for the payment or performance of all or any portion of the Indebtedness or who or which shall own any property that is subject to (or purported to be subject to) a Lien which secures all or any portion of the Indebtedness.

         "MATERIAL ADVERSE EFFECT" shall mean any act, event, condition or circumstance which could materially and adversely affect the business, operations, condition (financial or otherwise), performance or assets of the Borrower, or the Loan Parties taken together, the ability of the Borrower, or the Loan Parties taken together to perform their obligations under any Loan Document or the enforceability of any Loan Document.

         "MAXIMUM LEGAL RATE" shall mean the maximum rate of nonusurious interest per annum permitted to be paid by Borrower or, if applicable, another Loan Party or received by Bank with respect to the applicable portion of the Indebtedness from time to time under applicable state or federal law as now or as may be hereafter in effect, including Chapter 1 D of Title 79 Vernon's Texas Civil Statutes (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the "weekly ceiling rate" (as defined in Section 303 of the Texas Finance Code).

         "NET INCOME" shall mean the net income (or loss) of a Person for any applicable period of determination, determined in accordance with GAAP, but excluding, in any event:

         (a) any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses,

         (b) any non-cash charges that are related only to a Permitted Acquisition;

         (c) any non-cash charges due to a change in accounting principles as determined by GAAP; and

         (d) in the case of Borrower, net earnings of any Person, other than a Subsidiary, in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any Person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

         "PENSION PLAN(s)" shall mean any and all employee benefit pension plans of Borrower and/or any of its Subsidiaries in effect from time to time, as such term is defined in ERISA.

         "PERMITTED ACQUISITIONS" shall mean, collectively, any purchases or acquisitions of all or substantially all of the assets or business interests of any Person or shares of stock or other ownership interests of any Person and "PERMITTED ACQUISITION" shall mean any of them; provided, however in order for any acquisition or purchase to be deemed a Permitted Acquisition hereunder, Borrower must submit to Bank, prior to Borrower consummating such proposed transaction, pro forma Financial Statements of Borrower, consolidated, as applicable, including a balance sheet, income statement, and statement of cash flows for the projected two (2) year period from the date the proposed acquisition is to be consummated, demonstrating compliance during the projected period with the Financial Covenants set forth in Section 4.4, and an updated Compliance Certificate demonstrating that the Borrower is currently in compliance with the Financial Covenants set forth in



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         Section 4.4. Furthermore, in no event may the total consideration for all Permitted Acquisitions exceed $7,500,000 in the aggregate.

         "PERMITTED ACQUISITION DEBT" shall mean all Debt, other than the Indebtedness, that is assumed or incurred in connection with Permitted Acquisitions.

         "PERMITTED ENCUMBRANCES" shall mean: (a) Liens in favor of the Bank;
         (b) Liens for taxes, assessments or other governmental charges which are not yet due and payable, incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which are being contested in good faith by appropriate proceedings and, if requested by Bank, bonded in an amount and manner satisfactory to Bank; (c) Liens, not delinquent, arising in the ordinary course of business and created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations; (d) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law Liens securing obligations incurred in good faith in the ordinary course of business without violation of any Loan Document that are not yet due and payable; and (e) Liens securing capital leases and other purchase money Debt, to the extent that such Debt is permitted under Section 5.3 of this Agreement.

         "PERSON" or "PERSON" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

         "REIMBURSEMENT OBLIGATIONS" shall mean, at any time and in respect of all Letters of Credit, the aggregate obligations of the Borrower, then outstanding or which may thereafter arise, to reimburse the Bank for any amount paid or incurred by the Bank in respect of any and all drawings under such Letters of Credit, together with any and all other Indebtedness, obligations and liabilities of any Loan Party to Bank related to such Letters of Credit arising under this Agreement, any Letter of Credit application or any other Loan Document.

         "REVOLVING CREDIT MATURITY DATE" shall mean January 31, 2004 or such earlier date on which the entire unpaid principal amount of all Revolving Loans becomes due and payable whether by the lapse of time, acceleration or otherwise; provided, however, if any such date is not a business day, then the Revolving Credit Maturity Date shall be the next succeeding business day.

         "REVOLVING CREDIT MAXIMUM AMOUNT" shall mean Ten Million and No/100 Dollars ($10,000,000).

         "REVOLVING CREDIT NOTE" shall mean the Revolving Credit Note dated effective as of even date herewith in the maximum original principal amount of $10,000,000 made by Borrower payable to the order of the Bank, as the same may be renewed, extended, modified, increased or restated from time to time.

         "REVOLVING LOAN" shall mean an advance made, or to be made, under the revolving credit facility to or for the credit of Borrower by the Bank pursuant to this Agreement.

         "SUBORDINATED DEBT" shall mean any Debt of Borrower (other than the Indebtedness) which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to the Bank.

         "SUBSIDIARY" shall mean as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity. As of the date of this Agreement, Borrower's only domestic Subsidiaries are: EZPower Systems, Inc., a Delaware corporation, Formmaker Software, Inc., a Georgia corporation, Maitland Software, Inc., a Maine corporation, Image Sciences, Inc., a Texas corporation, and Borrower's only foreign Subsidiaries (i.e. not organized under the laws of the United States of America or a state thereof) are: DocuCorp Europe Ltd, a company registered in England and Wales.

         "TANGIBLE NET WORTH" shall mean, with respect to any Person and as of any applicable date of determination, (a) the net book value of all assets of such Person (excluding Affiliate Receivables,



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         patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), less (b) all Debt of such Person at such time, plus the Subordinated Debt of such Person.

         "UCC" shall mean the Uniform Commercial Code as adopted and in force in the State of Texas, as amended.

1.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be determined and construed in accordance with GAAP.

SECTION 2. FUNDING LOANS, PAYMENTS, RECOVERIES AND COLLECTIONS

2.1 Funding Loans. Subject to the terms, conditions and procedures of this Agreement and each other Loan Document and to the satisfaction of all conditions precedent to the making and funding of any loan as set forth in any Loan Document, Bank shall make the proceeds of any such loan available to Borrower on the disbursement date agreed upon by Bank and Borrower by depositing such proceeds into an account maintained by Borrower with Bank or as otherwise agreed to in writing by Borrower and Bank.

2.2 Revolving Loans. Subject to the terms and conditions of the Loan Documents and to the satisfaction of all conditions precedent to the making and funding of any loan as set forth in any Loan Document, the Bank agrees to make Revolving Loans to Borrower at any time and from time to time from the effective date hereof until (but not including) the Revolving Credit Maturity Date; and Borrower may borrow, repay and re-borrow amounts hereunder, and such repayments may be made without premium or penalty. The proceeds of Revolving Loans shall be used solely for acquisitions and other working capital needs of Borrower. Borrower shall have the right, upon three (3) days prior notice to Bank, either to terminate, or permanently to reduce in part, the amount of Bank's commitment to make Revolving Loans; provided, however, that Borrower shall remain liable for the entire unused commitment fee which would otherwise have been due during the quarter in which Borrower exercises such right in the amount Borrower would have been required to pay if no such termination or reduction had occurred.

         Except as hereinafter provided, Borrower may request a Revolving Loan by submitting to Bank a request for advance by an authorized officer or other representative of Borrower, subject to the following: (a) each such request for advance shall include, without limitation, the proposed amount of such revolving loan and the proposed disbursement date, which date must be a business day; (b) each such request for advance shall be communicated to Bank by 1:00 p.m. (Dallas, Texas time) on the proposed disbursement date; (c) a request for advance, once communicated to Bank, shall not be revocable by Borrower; and (d) each request for advance, once communicated to Bank, shall constitute a representation, warranty and certification by Borrower as of the date thereof that: (i) both before and after the making of such Revolving Loan, the obligations set forth in the Loan Documents are and shall be valid, binding and enforceable obligations of each Loan Party, as applicable; (ii) all terms and conditions precedent to the making of such Revolving Loan have been satisfied, and shall remain satisfied through the date of such Revolving Loan; (iii) the making of such Revolving Loan will not cause the aggregate outstanding principal amount of all Revolving Loans plus the Letter of Credit Liabilities, if applicable, to exceed the Revolving Credit Maximum Amount; (iv) no Default or Event of Default shall have occurred or be in existence, and none will exist or arise upon the making of such Revolving Loan; (v) the representations and warranties contained in the Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Revolving Loan; and
         (vi) the request for advance will not violate the terms or conditions of any contract, indenture, agreement or other borrowing of any Loan Party.

         Bank may elect (but without any obligation to do so) to make a Revolving Loan upon the telephonic or facsimile request of Borrower, provided that Borrower has first executed and delivered to Bank a telephone notice authorization in form and content satisfactory to Bank. If any such Revolving Loan based upon a telephonic or facsimile request is made by Borrower, Bank may require Borrower to



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         confirm said telephonic or facsimile request in writing by delivering to Bank, on or before 11:00 a.m. (Dallas, Texas time) on the next business day following the disbursement date of such Revolving Loan, a duly executed written request for advance, and all other provisions of this Section 2.2 shall be applicable with respect to such Revolving Loan. In addition, Borrower may authorize the Bank to automatically make revolving loans pursuant to such other written agreements as may be entered into by Bank and Borrower.

         Notwithstanding anything contained in this Agreement to the contrary, the aggregate principal amount of all Revolving Loans at any time outstanding plus the Letter of Credit Liabilities, if applicable, shall not exceed the Revolving Credit Maximum Amount. If said limitations are exceeded at anytime, Borrower shall immediately, without demand by Bank, pay to Bank an amount not less than such excess, or, if Bank, in its sole discretion, shall so agree, Borrower shall provide Bank cash collateral in an amount not less than such excess, and Borrower hereby pledges and grants to Bank a security interest in such cash collateral so provided to Bank. Unless otherwise expressly provided in a Loan Document, all sums payable by Borrower to Bank under or pursuant to any Loan Document, whether principal, interest, or otherwise, shall be paid, when due, directly to Bank at any office of Bank located in the State of Texas in immediately available United States funds, and without setoff, deduction or counterclaim. Bank may, in its discretion, charge any and all deposit or other accounts (including, without limitation, any account evidenced by a certificate of deposit or time deposit) of Borrower maintained with Bank for all or any part of any Indebtedness then due and payable; provided, however, that such authorization shall not affect Borrower's obligations to pay all Indebtedness, when due, whether or not any such account balances maintained by Borrower with Bank are insufficient to pay any amounts then due.

         Borrower shall pay to Bank an unused commitment fee in an amount equal to the product of (a) 0.25% per annum multiplied by (b) the difference between (i) the maximum face amount of the Revolving Credit Note and
         (ii) the average daily aggregate principal balance of all Revolving Loans plus Letter of Credit Liabilities outstanding during each of Borrower's fiscal quarters. Such fee shall be computed and shall be payable quarterly in arrears as of the end of each of Borrower's fiscal quarters. Bank shall invoice Borrower for such fees, which invoice shall be due and payable within fifteen (15) days after receipt.

         The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties not to be applicable to any of the Loan Documents or the transactions contemplated thereby.

2.3 Letters of Credit. Subject to the terms and conditions of this Agreement and the other Loan Documents, the Bank shall, upon request from Borrower from time to time prior to the Revolving Credit Maturity Date, issue one or more Letters of Credit. The Letter of Credit Liabilities shall not exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00); and the sum of (a) the outstanding principal balance of all Revolving Loans plus (b) the Letter of Credit Liabilities shall not exceed the Revolving Credit Maximum Amount. Letters of Credit may be issued solely as commercial letters of credit related to trade financing and standby letters of credit. Each Letter of Credit issued pursuant to this Agreement shall be in a minimum amount of One Hundred Thousand and No/100 Dollars ($100,000.00). No Letter of Credit shall have a stated expiration date later than the Revolving Credit Maturity Date.

         Borrower shall give the Bank written notice requesting each issuance of a Letter of Credit hereunder not less than five (5) business days prior to the requested issuance date and shall furnish such additional information regarding such transaction as Bank may request. The issuance by Bank of each Letter of Credit shall, in addition to the conditions precedent set forth elsewhere in this Agreement, be subject to the conditions precedent that (i) such Letter of Credit shall be in form and substance satisfactory to Bank, (ii) Borrower shall have executed and delivered such applications and other instruments and agreements relating to such Letter of Credit as Bank shall have requested and are not inconsistent with the terms of this Agreement
         (iii) each of the statements in Section 2.2 (d) above are true as of the date of issuance of such Letter of Credit with respect to issuance of such Letter of Credit (as opposed to making a Revolving Loan), and the submission of an application for issuance of a Letter of Credit shall constitute a representation, warranty and certification of Borrower to that effect, and (iv) no Letter of Credit may be issued if after giving effect


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         thereto, the sum of the aggregate outstanding principal balance of all
         Revolving Loans plus the Letter of Credit Liabilities would exceed the Revolving Credit Maximum Amount. With respect to the issuance or renewal of each Letter of Credit, Borrower shall pay to Bank such letter of credit fees and other expenses customarily charged by Bank in connection with the issuance or renewals of letters of credit.

         Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse Bank for any amount paid by Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived. Unless Borrower shall elect to otherwise satisfy such Reimbursement Obligation, such reimbursement shall, subject to satisfaction of any conditions provided herein for the making of Revolving Loans and to the Revolving Credit Maximum Amount, automatically be made by advancing to Borrower a Revolving Loan in the amount of such Reimbursement Obligation.

2.4 Maximum Interest Rate. At no time shall any Applicable Interest Rate or default rate in respect of any Indebtedness hereunder, exceed the Maximum Legal Rate. In the event that any interest is charged or otherwise received by Bank in excess of the Maximum Legal Rate, Borrower hereby acknowledges and agrees that any such excess interest shall be the result of an accidental and bona fide error, and any such excess shall be deemed to have been payment of principal, and not of interest, and shall be applied, first, to reduce the principal Indebtedness then outstanding, second, any remaining excess, if any, shall be applied to reduce any other Indebtedness, and third, any remaining excess, if any, shall be returned to Borrower. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any other Loan Document, but subject to all limitations contained in this Section, if at anytime any Applicable Interest Rate or default rate or other rate of interest applicable to any portion of the Indebtedness is computed on the basis of the Maximum Legal Rate, any subsequent reduction in the Applicable Interest Rate, default rate or such other rate of interest shall not reduce such interest rate thereafter payable below the Maximum Legal Rate until the aggregate amount of interest accrued equals the total amount of interest that would have accrued if interest had, at all times, been computed solely on the basis of the Applicable Interest Rate, default rate or such other interest rate. This Section shall control all agreements between the Borrower and the Bank.

2.5 Receipt of Payments by Bank. Any payment by Borrower of any of the Indebtedness made by mail will be deemed tendered and received by Bank only upon actual receipt thereof by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or in any other manner, and such payment shall not be deemed to have been made in a timely manner unless actually received by Bank on or before the date due for such payment, time being of the essence. Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and any failure to pay the entire amount then due shall constitute and continue to be an Event of Default. Prior to the occurrence of any Default, Borrower shall have the right to direct the application of any and all payments made to Bank hereunder to the Indebtedness evidenced by the respective notes evidencing the Indebtedness, in such order and manner as Borrower deems advisable. Borrower waives the right to direct the application of any and all payments received by Bank hereunder at any time or times after the occurrence and during the continuance of any Default. Borrower further agrees that after the occurrence and during the continuance of any Default, or prior to the occurrence of any Default if Borrower has failed to direct such application, Bank shall have the continuing exclusive right to apply and to reapply any and all payments received by Bank at any time or times, whether as voluntary payments, proceeds from any Collateral, offsets, or otherwise, against the Indebtedness in such order and in such manner as Bank may, in its sole discretion, deem advisable, notwithstanding any entry by Bank upon any of its books and records. Borrower hereby expressly agrees that, to the extent that Bank receives any payment or benefit of or otherwise upon any of the Indebtedness, and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other Person under any bankruptcy act, state or federal law, common law, equitable cause or otherwise, then to the extent of such payment or benefit, the Indebtedness, or part thereof, intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made or received by Bank, and, further, any such repayment by Bank shall be added to and be deemed to be additional Indebtedness.

2.6 Conditions Precedent to Loans and Letters of Credit. The obligation of the Bank to issue any Letter of Credit, if applicable, or to make any loan under or pursuant to this Agreement shall be subject to the following conditions precedent:

         a. Borrower shall have executed and delivered to Bank, or caused to have been executed and delivered to Bank, all such instruments, agreements, certificates, opinions, financial statements, appraisals, evidence of title, evidence of insurance, environmental audits, and other information and other documents as the Bank shall reasonably require, and all of the foregoing shall be in form and content acceptable to Bank and all instruments and agreements shall be in full force and effect and binding and enforceable obligations of Borrower and, to the extent that it is a party thereto or otherwise bound thereby, of each other Person who may be a party thereto or bound thereby including without limitation: (i) evidence of existence, good standing, qualification to conduct business and authority for each Loan Party and signatory on behalf of each Loan Party; (ii) all notes, guaranties, security agreements, mortgages, deeds of trust, pledge agreements, assignments, financing statements and other documents requested by Bank to evidence the Indebtedness or to create, protect or perfect Liens upon the Collateral required by Bank as security for the Indebtedness and to accord Bank a perfected security position in the Collateral, subject only to Permitted Encumbrances;; (iii) a guaranty agreement from each Subsidiary required by Bank; (iv) such other documents or agreements of security, assurances of Loan Document validity, legality and enforceability, and appropriate assurances of validity, perfection and priority of Lien as Bank may request, and Bank shall have received proof that appropriate security agreements, financing statements, mortgages, deeds of trust, collateral and other documents covering the Collateral shall have been executed and delivered by the appropriate Persons and recorded or filed in such jurisdictions and such other steps shall have been taken as necessary to perfect and protect, subject only to Permitted Encumbrances, the Liens granted thereby.

         b. All actions, proceedings, instruments and documents required to carry out the borrowings and transactions contemplated by this Agreement or any other Loan Document or incidental thereto, and all other related legal matters, shall have been satisfactory to and approved by Bank.

         c. Each Loan Party shall have performed and complied with all agreements and conditions contained in the Loan Documents applicable to it and which are then in effect.

         d. Each of the representations and warranties of each Loan Party under any Loan Document shall be true and correct in all material respects as if made on each loan disbursement date.

         e. No Default or Event of Default shall have occurred and be continuing; there shall have been no material adverse change in the condition (financial or otherwise), properties, business, or operations of Borrower, or the Loan Parties taken together, since the date of the financial statements most recently delivered to Bank prior to the date of this Agreement; and no provision of law, any order of any Governmental Authority, or any regulation, rule or interpretation thereof, shall have had any Material Adverse Effect on the validity or enforceability of any Loan Document.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and so long as Bank shall have any commitment or obligation to make any loans or issue any Letters of Credit, if applicable and so long as any Indebtedness remains unpaid and outstanding under any Loan Document, as follows:

3.1 Authority. Each Loan Party and, if applicable, each of its partners and members who is not a natural

         Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified and authorized to do business in each other jurisdiction in which the character of its assets or the nature of its business makes such qualification necessary.

3.2 Due Authorization. Each Loan Party has all requisite power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party or is otherwise bound, all of which have been duly authorized by all necessary action, and are not in contravention of law or the terms of any Loan Party's organizational or other governing documents.

3.3 Title to Property. Each Loan Party has good title to all property and assets purported to be owned by it, including those assets identified on the financial statements most recently delivered to Bank.

3.4 Encumbrances. There are no security interests or other Liens or encumbrances on, and no financing statements on file with respect to, any of the property or assets of any Loan Party, except for Permitted Encumbrances.

3.5 Subsidiaries. Borrower has no Subsidiaries except those specifically disclosed in the Defined Terms, and those subsequently disclosed to Bank promptly after their creation or acquisition.

3.6 Taxes. Each Loan Party has filed, on or before their respective due dates, all federal, state, local and foreign tax returns which are required to be filed, or has obtained extensions for filing such tax returns, and is not delinquent in filing such returns in accordance with such extensions, and has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively and diligently contested in good faith by appropriate proceedings, and if requested by Bank, have been bonded or reserved in an amount and manner satisfactory to Bank.

3.7 No-Defaults. There exists no default (or event which, with the giving of notice or passage of time, or both, would result in a default) under the provisions of any instrument or agreement evidencing, governing, securing or otherwise relating to any Debt of any Loan Party or pertaining to any of the Permitted Encumbrances.

3.8 Enforceability of Agreement and Loan Documents. Each Loan Document has been duly executed and delivered by duly authorized officer(s) or other representative(s) of each Loan Party and constitutes the valid and binding obligation of each Loan Party, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally at the time in effect.

3.9 Non-contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party or otherwise bound, are not in contravention of the terms of any indenture, agreement or undertaking to which any such Loan Party is a party or by which it is bound, except to the extent that such terms have been waived or that failure to comply with any such terms would not have a Material Adverse Effect.

3.10 Actions, Suits, Litigation or Proceedings. There are no actions, suits, litigation or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any Governmental Authority, pending, or, to the best knowledge of Borrower, threatened against or affecting any Loan Party, which, if adversely determined, could materially impair the right of any Loan Party to carry on its business substantially as now conducted or could have a Material Adverse Effect. No Loan Party is under investigation by, or is operating under any restrictions imposed by, any Governmental Authority.

3.11 Compliance with Laws. Each Loan Party has complied with all Governmental Requirements, including, without limitation, Environmental Laws, to the extent that failure to so comply could have a Material Adverse Effect.

3.12 Consents, Approvals and Filings, Etc. Except as have been previously obtained or as otherwise expressly provided in this Agreement, no authorization, consent, approval, license, qualification or formal exemption from, or any filing, declaration or registration with, any Governmental Authority and no material authorization, consent or approval from any other Person, is required in connection with the execution, delivery and performance by any Loan Party of any Loan Document to which it is a party. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Borrower, any threatened attack, in any material respect, by appeal, direct proceeding or otherwise

3.13 Environmental Representations. No Loan Party has used Hazardous Materials on, in, under or otherwise affecting any real or personal property now or at any time owned, occupied or operated by such Person or upon which such Person has a place of business which, in any manner, violates any Environmental Law, to the extent any such violation could result in a Material Adverse Effect, and to the best of Borrower's knowledge, no prior or current owner, occupant or operator of any of such property does or has used any Hazardous Materials on or affecting such property in any manner which violates any Environmental Law to the extent that any such violation could result in a Material Adverse Effect. No Loan Party has received any notice of any violation of any Environmental Law, and to the best knowledge of the Borrower, there have been no actions commenced or threatened by any Person against any such property or against any Loan Party for non-compliance with any Environmental Law which could result in a Material Adverse Effect.

3.14 Accuracy of Information. All financial statements previously furnished to Bank have been prepared in accordance with GAAP and fairly present the financial condition of Borrower and, as applicable, the consolidated financial condition of Borrower and such other Person(s) as such financial statements purport to present, and the results of their respective operations as of the dates and for the periods covered thereby; and since the date(s) of said financial statements, there has been no material adverse change in the financial condition of Borrower, or the Loan Parties taken together, covered by such financial statements. Each Loan Party is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and has assets the fair market value of which exceed its liabilities, and no Loan Party will be rendered insolvent, under-capitalized or unable to pay debts generally as they become due by the execution or performance of any Loan Document to which it is a party or by which it is otherwise bound.

SECTION 4. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until all instruments and agreements evidencing each and every loan, Letter of Credit and other financial accommodation by the Bank to the Borrower or any Loan Party are fully discharged and terminated, and thereafter, so long as any Indebtedness remains outstanding, it will, and, as applicable, it will cause each Loan Party within its control or under common control to:

4.1 Preservation of Existence, Etc. Preserve and maintain its existence and preserve and maintain such of its rights, licenses, and privileges as are material to the business and operations conducted by it; qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or ownership of its properties, continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all of its franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto.

4.2 Keeping of Books; Audits of Collateral; Fees. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements prepared in accordance with GAAP; and permit Bank, or its representatives, at reasonable times and intervals, at Borrower's cost and expense, to examine its books and records and to discuss its financial matters with its officers, employees and independent certified public accountants; and permit Bank from time to time to audit Borrower's accounts, inventory, or other Collateral, provided that such audits will be conducted upon reasonable notice. Borrower agrees to reimburse Bank, on demand, but not more than once during any 12-month period prior to the occurrence of an Event of Default, for customary and reasonable fees and costs incurred by Bank for such audits, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by its agents.

4.3 Reporting Requirements. Furnish to Bank, or cause to be furnished to Bank, the following:

         a. as soon as possible, and in any event within three (3) calendar days after becoming aware of the occurrence or existence of each Default or Event of Default hereunder or any material adverse change in the financial condition of any Loan Party, a written statement of the chief financial officer of Borrower (or in his or her absence, a responsible senior officer of Borrower), setting forth details of such Default, Event of Default or change, and the action which Borrower has taken, or has caused to be taken, or proposes to take, or to cause to be taken, with respect thereto;

         b. as soon as available, and in any event within ninety (90) days after and as of the end of each fiscal year of Borrower, audited financial statements of Borrower and such other of the Loan Parties as may be required by the Bank, consolidated, as applicable, including a balance sheet, income statement, statement of profit and loss, surplus reconciliation statement and statement of cash flows, for and as of such fiscal year then ending and including such other comments and financial details as are usually included in similar reports. Such financial statements shall be prepared in accordance with GAAP by independent certified public accountants of recognized standing selected by Borrower and approved by Bank and containing unqualified opinions as to the fairness of the statements therein contained;

         c. as soon as available, and in any event within forty-five (45) days after and as of the end of each fiscal quarter, including the last such reporting period of each of Borrower's fiscal years, financial statements of Borrower and such of the other Loan Parties as may be required by the Bank, consolidated, as applicable, for and as of such reporting period, including a balance sheet, income statement, statement of profit and loss, surplus reconciliation statement and statement of cash flows for and as of such reporting period then ending and for and as of that portion of the fiscal year then ending, in each case, prepared and certified by the chief financial officer of Borrower (or in his or her absence, a responsible senior officer of Borrower) and, as applicable, each other Loan Party as to consistency with prior financial reports and accounting periods, accuracy and fairness of presentation; and

         d. simultaneously with the Financial Statements to be delivered to Bank pursuant to Sections (b) and (c) above, a Compliance Certificate in the form attached hereto as Exhibit "A" dated as of the end of such quarter or year, as the case may be.

4.4      Financial Covenants. Maintain all financial covenants set forth below:

         a. Current Ratio. Maintain in a Current Ratio at all times of not less than 1.75 to 1.00.

         b. Consecutive Fiscal Quarter Losses. At no time have two (2) or more consecutive fiscal quarters with Net Losses in excess of $1,000,000 in the aggregate.

         c. Debt-to-Tangible Net Worth Ratio. Maintain a Debt-to-Tangible Net Worth Ratio at all times of not more than 1.50 to 1.00.

         d. Debt-to-EBITDA Ratio. Maintain a ratio of Debt to EBITDA at all times of not more than 3.25 to 1.00. The Debt-to-EBITDA Ratio shall be calculated as of the end of each of Borrower's fiscal quarters, and shall be based upon the four (4) immediately preceding fiscal quarters of Borrower then ending.


4.5 Further Assurances; Financing Statements. Furnish Bank, at Borrower's cost and expense, upon Bank's reasonable request and in form satisfactory to Bank (and execute and deliver or cause to be executed and delivered), such additional pledges, assignments, mortgages, Lien instruments or other security instruments, consents, acknowledgments, subordinations and financing statements covering any or all of the Collateral required by Bank to secure any Indebtedness together with such other documents or instruments as Bank may require to effectuate more fully the purposes of any Loan Document.

4.6 Insurance. Maintain insurance coverage by insurers acceptable to Bank on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature or as may otherwise be required by Bank, and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate. Upon the request of Bank, all of said policies, or copies thereof, including all endorsements thereon and those required hereunder, shall be deposited with Bank.

4.7 Compliance with ERISA. In the event that any Loan Party or any of its Subsidiaries maintain(s) or establish(es) a Pension Plan subject to ERISA, (a) comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated, including, but not limited to, the minimum funding requirements thereof; (b) promptly notify Bank upon the occurrence of a "reportable event" or "prohibited transaction" within the meaning of ERISA, or that the PBGC or any Loan Party has instituted or will institute proceedings to terminate any Pension Plan, together with a copy of any proposed notice of such event which may be required to be filed with the PBGC; and (c) furnish to Bank (or cause the plan administrator to furnish
         Bank) a copy of the annual return (including all schedules and attachments) for each Pension Plan covered by ERISA, and filed with the Internal Revenue Service by any Loan Party not later than ten (10) days after such report has been so filed.

4.8 Environmental Covenants. Comply with all applicable Environmental Laws, and maintain all permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could have a Material Adverse Effect. Promptly notify Bank, in writing, as soon as Borrower becomes aware of any condition or circumstance which makes any of the environmental representations or warranties set forth in this Agreement incomplete, incorrect or inaccurate in any material respect as of any date; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Law by any Loan Party, or of any circumstance or condition which requires or may require, a financial contribution by any Loan Party, or a clean-up, removal, remedial action or other response by or on behalf of any Loan Party, under applicable Environmental Law, or which seeks damages or civil, criminal or punitive penalties from any Loan Party or any violation or alleged violation of any Environmental Law. Borrower hereby agrees to indemnify, defend and hold Bank, and any of Bank's past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from any and all claims, losses, damages, suits, penalties, costs, liabilities, obligations and expenses (including, without limitation, reasonable legal expenses and attorneys' fees, whether inside or outside counsel is used) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation of any applicable Environmental Law, in any case, caused by any Loan Party or in any way related to any property owned or operated by any Loan Party or due to any acts of any Loan Party or any of its officers, directors, shareholders, employees, consultants and/or representatives INCLUDING ANY CLAIMS, LOSSES, DAMAGES, SUITS, PENALTIES, COSTS, LIABILITIES, OBLIGATIONS OR EXPENSES, RESULTING FROM BANK'S OWN NEGLIGENCE; provided however, that the foregoing indemnification shall not be applicable, and Borrower shall not be liable for any such claims, losses, damages, suits, penalties, costs, liabilities, obligations or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank or any of its agents or employees.

SECTION 5. NEGATIVE COVENANTS

Borrower covenants and agrees that, until all instruments and agreements evidencing each and every loan, Letter of Credit and other financial accommodation by the Bank to the Borrower or any Loan Party are fully discharged and terminated, and thereafter, so long as any Indebtedness remains outstanding, it will not, and it will not allow any Loan Party within its control or under common control to, without the prior written consent of the Bank:

5.1 Capital Structure; Business Objects or Purpose; Mergers; Asset Disposition; Acquisitions. Purchase, acquire or redeem any of its equity ownership interests, except pursuant to the Borrower's existing stock repurchase plan; make any material change in its lines of business; without prior notice to bank, change its name or relocate any material part of its assets; except for a merger of a Person into Borrower or a Subsidiary of Borrower, as a Permitted Acquisition, merge or consolidate with or into any other Person; sell, lease, transfer or dispose of all or substantially all, or any material part of its assets (whether in a single transaction or a series of related transactions), other than an exchange of assets, or the abandonment or sale of used or worn out assets in the ordinary course of business.; or purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person or any shares of stock or other ownership interests of any Person or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, other than Permitted Acquisitions.

5.2 Guaranties. Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations or Debt of others (whether directly or indirectly), except guaranties in favor of and satisfactory to Bank and endorsements for deposit or collection in the ordinary course of business.

5.3 Debt. Become or remain obligated for any Debt, except: (i) Indebtedness and other Debt from time to time outstanding and owing to Bank; (ii) current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of business; (iii) Subordinated Debt;
         (iv) purchase money indebtedness incurred for the purpose of purchasing or acquiring fixed assets, so long as the amount of such purchase money indebtedness (including capital leases) incurred by Borrower and its Subsidiaries does not exceed Two Hundred Fifty Thousand and No/100 dollars ($250,000), in the aggregate, for any fiscal year of Borrower;
         (v) Debt (including, without limitation, capitalized lease obligations) outstanding as of the date hereof if specifically disclosed in the most recent financial statements delivered to the Bank prior to the date hereof; and (vi) Permitted Acquisition Debt, but only if the assumption of such Permitted Acquisition Debt shall not result in a violation of any of the Financial Covenants set forth in Section 4.4 and the aggregate unpaid amount of all such Permitted Acquisition Debt (excluding that portion of Permitted Acquisition Debt which would otherwise be permitted under the exceptions set forth in parts (i),
         (ii), (iii), (iv) and/or (v) of this Section 5.3), shall not exceed the sum of $1,000,000.

5.4 Encumbrances. Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for Permitted Encumbrances.

5.5 Investments; Extensions of Credit. Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans, advances or extensions of credit to, any Person, other than (a) Borrower's ownership interests in those Subsidiaries of Borrower, if any, which are specifically disclosed in the definition of Subsidiaries; (b) Borrower's ownership interests in new Subsidiaries of Borrower, which ownership interests are as a result of a Permitted Acquisition; (c) any investment in any Cash Equivalent; (d) marketable, traded stock and other securities issued by entities organized under the laws of the United States or a state thereof; (e) investments in securities of trade debtors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade debtors or customers; and (f) loans and advances to directors, employees and officers of the Borrower and its Subsidiaries for bona fide business purposes, and not in excess of $100,000 in the aggregate at any time outstanding, unless otherwise specifically approved in writing by Bank in Bank's sole discretion.

5.6 Pension Plans. Except in compliance with this Agreement, enter into, maintain, or make contribution to, directly or indirectly, any Pension Plan that is subject to ERISA.

5.7 Subordinate Indebtedness. Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.

Notwithstanding the provisions of this Section 5, Borrower and those of its Subsidiaries that are also Guarantors may make and conduct, solely among themselves and only on commercially reasonable terms consistent with an arms-length transaction between unrelated parties, (a) loans that are subordinate in all respects to the Indebtedness, (b) investments, (c) mergers, and (d) sales of the types described in this

Section 5; provided that Borrower shall be the survivor of any merger to which it is a party.

SECTION 6. EVENTS OF DEFAULT

6.1 Events of Default. The occurrence or existence of any of the following conditions or events shall constitute an "Event of Default" hereunder:
         (a) non-payment of any principal, interest or other sums due upon the Indebtedness at such time the same becomes due, which non-payment remains uncured for a period of 5 days; (b) default in the observance or performance of any of the other conditions, covenants or agreements of any Loan Party set forth in this Agreement or any other Loan Document which default remains uncured for a period of 10 days; (c) any representation or warranty made by any Loan Party in any Loan Document shall be untrue or incorrect in any material respect; (d) any default or event of default, as the case may be, shall occur under any other Loan Document and shall continue beyond the applicable grace period, if any; (e) any Change of Control of Borrower; and (f) any default by any Loan Party, in the payment of or in the observance or performance of any conditions, covenants or agreements governing any Debt (other than the Indebtedness) that is in excess of $500,000, and, in each such case, continuation thereof beyond any applicable grace or cure period;

6.2 Remedies Upon Event of Default. Upon the occurrence and at any time during the existence or continuance of any Event of Default, but without impairing or otherwise limiting the Bank's right to demand payment of all or any portion of the Indebtedness which is payable on demand, at Bank's option, Bank may give notice to Borrower declaring all or any portion of the Indebtedness remaining unpaid and outstanding, whether under the notes evidencing the Indebtedness or otherwise, to be due and payable in full without presentation, demand, protest, notice of dishonor, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, whereupon all such Indebtedness shall immediately become due and payable. Furthermore, upon the occurrence of a Default or Event of Default and at any time during the existence or continuance of any Default or Event of Default, but without impairing or otherwise limiting the right of Bank, if reserved under any Loan Document, to make or withhold financial accommodations at its discretion, to the extent not yet disbursed, any commitment by Bank to make any further loans or, if applicable, issue any further Letters of Credit shall automatically terminate. The foregoing rights and remedies are in addition to any other rights, remedies and privileges Bank may otherwise have or which may be available to it, whether under this Agreement, any other Loan Document, by law, or otherwise.

6.3 Waiver of Defaults. No Default or Event of Default shall be waived by Bank except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Bank, and such waiver and shall be effective only for the specific time(s) and purpose(s) given. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of Bank's rights. No waiver of any Default or Event of Default shall extend to any other or further Default or Event of Default. No forbearance on the part of Bank in enforcing any of Bank's rights or remedies under any Loan Document shall constitute a waiver of any of its rights or remedies. Borrower expressly agrees that this Section may not be waived or modified by Bank by course of performance, estoppel or otherwise.

6.4 Discretionary Credit and Credit Payable Upon Demand. BORROWER AND BANK ACKNOWLEDGE AND AGREE THAT BORROWER'S OBLIGATION TO PAY PRINCIPAL AND INTEREST PRIOR TO DEFAULT OR AN EVENT OF DEFAULT SHALL NOT CONSTITUTE A DEMAND OBLIGATION; PROVIDED, HOWEVER, TO THE EXTENT THAT ANY OF THE INDEBTEDNESS SHALL, AT ANYTIME, BE PAYABLE UPON DEMAND, INCLUDING, BY WAY OF ILLUSTRATION, FEES AND EXPENSES OF BANK, NOTHING CONTAINED IN THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENT, SHALL BE CONSTRUED TO PREVENT BANK FROM MAKING DEMAND, WITHOUT NOTICE AND WITH OR WITHOUT REASON, FOR IMMEDIATE PAYMENT OF ALL OR ANY PART OF SUCH DEMAND INDEBTEDNESS AT ANY TIME OR TIMES, WHETHER OR NOT A DEFAULT OR EVENT OF DEFAULT HAS OCCURRED OR EXISTS.

SECTION 7. MISCELLANEOUS

7.1 Governing Law. Each Loan Document shall be deemed to have been delivered in and shall be governed by and construed and enforced in accordance with the laws of the State of Texas, except to the extent that the UCC, other personal property law or real property law of another jurisdiction where Collateral is located is applicable, and except to the extent expressed to the contrary in any Loan Document.

7.2 Costs and Expenses. Borrower shall pay Bank, on demand, all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and legal expenses (whether inside or outside counsel is used), incurred by Bank in perfecting, revising, protecting or enforcing any of its rights or remedies against any Loan Party or any Collateral, or otherwise incurred by Bank in connection with any Default or Event of Default or the enforcement of the Loan Documents or the Indebtedness. Following Bank's demand upon Borrower for the payment of any such costs and expenses, and until the same are paid in full, the unpaid amount of such costs and expenses shall constitute Indebtedness and shall bear interest at the highest default rate of interest provided in any Loan Document.

7.3 Successors and Assigns; Participation. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns. The foregoing shall not authorize any assignment or transfer by Borrower of any of its respective rights, duties or obligations hereunder, such assignments or transfers being expressly prohibited. Bank, however, may freely assign, whether by assignment, participation or otherwise, its rights and obligations hereunder, and is hereby authorized to disclose to any such assignee or participant (or proposed assignee or participant) any financial or other information in its knowledge or possession regarding any Loan Party or the Indebtedness.

7.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of any Loan Party made in any Loan Document, or in any certificate, report, financial statement or other document furnished by or on behalf of any Loan Party in connection with any Loan Document, shall be deemed to have been relied upon by Bank, notwithstanding any investigation heretofore or hereafter made by Bank or on Bank's behalf, and those covenants and agreements of Borrower set forth in Section 4.8 hereof (together with any other indemnities of Borrower contained elsewhere in any Loan Document) shall survive the termination of this Agreement and the repayment in full of the Indebtedness.

7.5 Complete Agreement; Conflicts. This Agreement, the other Loan Documents, and any commitment letter previously issued by Bank with respect thereto (provided that in the event of any inconsistency or conflict between this Agreement and the other Loan Documents, on one hand, and such commitment letter, on the other hand, this Agreement and the Loan Documents shall control), contain the entire agreement of the parties thereto and supercede all prior agreements and understandings related to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event that, and to the extent that, any of the terms, conditions or provisions of any of the other Loan Documents are inconsistent with or in conflict with any of the terms, conditions or provisions of this Agreement, the applicable terms, conditions and provisions of this Agreement shall govern and control. Any amendments or modifications hereto shall be in writing signed by all parties.

7.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

7.7 WAIVER OF JURY TRIAL. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF EITHER OF THEM. THESE

         PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

7.8 ORAL AGREEMENTS INEFFECTIVE. THIS AGREEMENT AND THE OTHER "LOAN AGREEMENTS" (AS DEFINED IN SECTION 26.02(A)(2) OF THE TEXAS BUSINESS & COMMERCE CODE, AS AMENDED) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THIS AGREEMENT AND THE OTHER WRITTEN LOAN AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


                           [SIGNATURE PAGE TO FOLLOW]

WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK - TEXAS                       DOCUCORP INTERNATIONAL, INC.


By:                                         By:
   ---------------------------------           ---------------------------------
   Ed Curtis                                    John Gray
   Assistant Vice President                     Sr. Vice President
                                                Finance and Administration


Address:                                    Address:

P.O. Box 650282                             5910 N. Central Expressway
Dallas, Texas 75265                         Dallas, Texas 75206
Attn: Ed Curtis, Mail Code 6595             Attn: John Gray

Telefax No.: (214) 890-5186                 Telefax No.: (214) 891-6678

                                    EXHIBIT A

                         FORM OF COMPLIANCE CERTIFICATE


         This Compliance Certificate is executed and delivered to Comerica Bank-Texas ("Bank") by DocuCorp International, Inc.("Borrower"), this _________ day of ________________, 20___. All capitalized terms used but not defined herein, shall have the meanings given to such terms in that certain Credit Agreement, dated as of January ___, 2002 between Bank and Borrower (as renewed, extended, modified and restated from time to time, the "Credit Agreement"). The undersigned hereby certifies to Bank as follows:

         (1) The undersigned is the duly elected, qualified and acting ____________________ of Borrower and, as such, is authorized to make and deliver this Certificate.

         (2) The undersigned has reviewed the provisions of the Credit Agreement and confirms that, as of the date hereof:

                  (a) the representations and warranties contained in Section 3 of the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof,

                  (b) no Default or Event of Default has occurred and is continuing or is imminent, and Borrower has complied with all of the terms, covenants and conditions set forth in the Credit Agreement; and

                  (c) attached hereto as Schedule A is a report prepared by the undersigned setting forth information and calculations that demonstrate compliance (or noncompliance) with each of the covenants set forth in the Financial Covenants Addendum to the Credit Agreement.

The foregoing certificate is given in my capacity as ____________________ of Borrower, and not in my individual capacity.



                                          DocuCorp International, Inc.,
                                          a Delaware corporation


                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                      SCHEDULE A TO COMPLIANCE CERTIFICATE

A.       Current Ratio.

   i.    Current Assets:                                                                         $
                                                                                                  -----------------

   ii.   Current Liabilities:                                                                    $
                                                                                                  -----------------

   iii.  Ratio of (i) Current Assets to (ii) Current Liabilities [(a) / (b)]:          to 1.0
                                                                              --------

   iv.   Financial Covenants Addendum presently requires maintenance
         of a Current Ratio of not less than:                                           to 1.0
                                                                              --------

         Covenant Satisfied
                                --------

         Covenant Not Satisfied
                                --------

         Covenant Not Tested
                                --------



B.       Consecutive Fiscal Quarter Losses.

   i.    Net Income (Loss) for fiscal quarter ending                       :                     $
                                                     ----------------------                       -----------------

   ii.   Net Income (Loss) for fiscal quarter ending                       :                     $
                                                     ----------------------                       -----------------

   iii.  Net Income (Loss) for fiscal quarter ending                       :                     $
                                                     ----------------------                       -----------------

   iv.   Net Income (Loss) for fiscal quarter ending                       :                     $
                                                     ----------------------                       -----------------

         Covenant Satisfied
                                  --------

         Covenant Not Satisfied
                                  --------

         Covenant Not Tested
                                  --------


C.       Debt-to-Tangible Net Worth.

   i.    Debt less Subordinated Debt:                                                            $
                                                                                                  -----------------

   ii.   Tangible Net Worth:                                                                     $
                                                                                                  -----------------

   iii.  Ratio of (i) Debt to (ii) Tangible Net Worth [(a) / (b)]:                 to 1.0
                                                                         --------

   iv.  Financial Covenants Addendum presently requires the ratio of
        (i) Debt to (ii) Tangible Net Worth [(a) / (b)] be not more than:           to 1.0
                                                                         --------

        Covenant Satisfied
                                  --------
        Covenant Not Satisfied
                                  --------
        Covenant Not Tested
                                  --------


D.       Debt-to EBITDA.

   i.    Debt:                                                                                   $
                                                                                                  -----------------

   ii.   EBITDA for the 4 immediately preceding fiscal quarters:                                 $
                                                                                                  -----------------

   iii.  Financial Covenants Addendum presently requires the ratio of
         (i) Debt to (ii) EBITDA [(a) / (b)] be not more than:                      to 1.0
                                                                         --------

         Covenant Satisfied
                                  --------

         Covenant Not Satisfied
                                  --------

         Covenant Not Tested
                                  --------